Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GELESIS

Unless otherwise indicated or the context otherwise requires, references in this section to “Gelesis,” “we,” “us,” “our” and other similar terms refer to Gelesis, Inc. and its subsidiaries prior to the Business Combination, which became the business of Gelesis Holdings, Inc. and its consolidated subsidiaries after the Business Combination. The following discussion and analysis provides information which we believe is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and notes thereto contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K. Certain of the information contained in this discussion and analysis, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date hereof or to conform these statements to actual results or revised expectations.

Overview

We are a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal, or GI, diseases including excess weight, type 2 diabetes, NAFLD/NASH, functional constipation, and inflammatory bowel disease. Our biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system.

Our first commercial product, Plenity, received de novo clearance from the FDA on April 12, 2019 to aid in weight management in adults with excess weight or obesity, Body Mass Index (BMI) of 25 to 40 kg/m2, when used in conjunction with diet and exercise.

Plenity, which is available by prescription in the United States, became available for first commercial sale in May 2020 to a limited number of consumers. In October 2020 availability was increased to test commercial interest and consumer experience. Activities associated with a full commercial launch in the United States began in late 2021 and will continue to expand in 2022. While these are significant milestones, continued commercialization of Plenity will require significant external funding until we are able to generate positive cash flows from product sales.

Since our inception in 2006, we have devoted our resources to business planning, developing proprietary superabsorbent hydrogel manufacturing know-hows and technologies, preclinical and clinical development, commercial activities, recruiting management and technical staff and raising capital. We have funded our operations to date through proceeds from the issuance of redeemable convertible preferred stock, license and collaboration agreements, long-term loans, and government grants.

We have incurred significant operating losses to date. Our net losses were $93.3 million and $25.9 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $265.4 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future if, and as we:

●	continue to increase the commercialization of Plenity by investing in advertising and promotion;

●	increase our commercial manufacturing supply capabilities for Plenity and our other product candidates currently in clinical development;

●	advance the development of our product candidate pipeline;

●	continue our research activities and preclinical and clinical development efforts of our superabsorbent hydrogel technology;

●	maintain, expand and protect our intellectual property portfolio;

●	seek marketing approvals for our product candidates if and when they successfully complete clinical trials;

●	acquire or in-license additional product candidates and technologies;

●	expand our infrastructure and facilities to accommodate our growing employee base and ongoing development activity;

●	establish a sales, marketing and distribution infrastructure to commercialize Plenity and any other products for which we may obtain marketing approval; and

●	add operational, financial and management information systems and personnel, including personnel to support our research and development programs, any future commercialization efforts and our transition to operating as a public company following the completion of this registration.

As a result, we will require substantial additional funding to support our continuing operations until we are able to generate positive cash flows from product sales. Until such time, we expect to finance our operations through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. If we are unable to obtain funding, we may be forced to delay, reduce or eliminate some or all of our commercialization efforts, research and development programs or product pipeline expansion, which could adversely affect our business prospects, or we may be unable to continue operations.

As of the date of this amendment to the Form 8-K, we expect that our existing cash and cash equivalents will only be sufficient to fund our operating expenses and capital expenditure requirements into the first quarter of 2023. As a result, we concluded that there was substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has included an emphasis of matter paragraph in their opinion for the years ended December 31, 2021 and 2020, respectively, as to the substantial doubt about our ability to continue as a going concern. Our financial statements, which have been prepared in accordance with GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. See “—Liquidity and Capital Resources” for further information.

Recent Developments

The Business Combination and Related Transactions

On January 13, 2022, CPSR, a Delaware corporation and the predecessor company consummated the previously announced business combination, pursuant to the terms of the business combination agreement, dated as of July 19, 2021 (as amended on November 8, 2021 and December 30, 2021). The business combination, together with the PIPE financing and the sale of the backstop purchase shares, generated approximately $105 million in gross proceeds. In connection with the business combination, all outstanding shares of the Gelesis’ Redeemable Convertible Preferred Stock and Warrants Exercisable for Redeemable Convertible Preferred Stock converted into Common Stock and Common Warrants, respectively, pursuant to an exchange ratio of 2.59. On January 14, 2022, certain of Gelesis Holdings’ securities began trading on the New York Stock Exchange under the symbols “GLS” and “GLS.W”.

On January 19, 2022, pursuant to the terms of the bridge financing arrangements with two existing investors and related parties, the Company settled the convertible promissory notes in cash for principal plus accrued interest in the aggregate amount of $27.3 million.

Impact of COVID-19

In December 2019, illnesses associated with COVID-19 were reported and the virus has since caused widespread and significant disruption to daily life and economies across geographies. The World Health Organization has classified the outbreak as a pandemic. Our business, operations and financial condition and results have not been significantly impacted as a result of the COVID-19 pandemic, rather we have recognized revenue for the first time during 2020 and we have expanded our facilities, sales/marketing and supply chain personnel for to support the full commercial launch of Plenity. To date, COVID-19 has not materially impacted our ability to secure and deliver supply of Plenity. To date, COVID-19 has not significantly impacted ongoing clinical trials of our other product candidates.

In response to the COVID-19 pandemic, we have taken swift action to ensure the safety of our employees and other stakeholders. We are diligently working with our suppliers, customers, distributors and other partners to provide consumers with access to Plenity, while taking into account regulatory, institutional, and government guidance, policies and protocols.

However, the full extent of the impact of the pandemic and future outbreaks on our business, operations, and financial condition and results in future periods remain uncertain, particularly, with respect to consumer demand for or access to Plenity, and the administration of clinical research and development activities. Further, our ability to source raw materials and components, manufacture Plenity as well as transport and distribute Plenity may be limited and therefore impact sales of Plenity.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present not only significant opportunities for us but also pose risks and challenges, including those discussed below.

New Consumer Acquisition

Our ability to attract new consumers is a key factor for our future growth. To date we have successfully acquired limited consumers through our on-going beta U.S. commercial launch in conjunction with the continued development of marketing and sales tactics. We intend to acquire new members in the United States by promoting Plenity to the consumer. The promotional activities will motivate the potential future member to ask a health care professional about acquiring Plenity through one of two channels:

●	Telehealth: We are partnering with a leading telehealth platform in the United States, providing convenient and immediate access to physicians online at no cost. In August 2019, we entered into a two-year exclusive agreement with Ro giving Ro exclusive telehealth distributor rights to sell Plenity via telehealth in the United States. In January 2021, the agreement with Ro was amended and restated and in connection therewith, we received $10.0 million in cash as a pre-buy commitment for Plenity. In July 2021, the agreement with Ro was further amended and restated and we received $30.0 million in cash towards Ro’s future purchase of Plenity and also extended Ro’s exclusive telehealth rights through June 2023. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligation or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.

●	Health Care Providers: We have engaged a limited contract sales force to promote Plenity to target physicians. To support prescription fulfillment for our non-telehealth tradition HCP promotional efforts, in February 2020, we executed a two-year exclusive distribution agreement with GoGoMeds, or GGM, giving GGM exclusive distributor rights to all non-telehealth mail order prescriptions generated in the United States by health care providers.

Retention of Consumers

Our ability to retain consumers is a key factor in our ability to generate revenue. Our home delivery, simple pricing, and consumer engagement enhance the experience of our consumer. Plenity is delivered straight to the consumer via pharmacy direct shipping. Plenity costs $98 for a 28-day supply or $1.75 per meal, without reimbursement. We currently do not have plans to pursue government or private insurance coverage by providing rebates. Consumers will purchase Plenity out of pocket in cash transactions, where we offer the consumer a convenient, simple and highly transparent process. We expect the simplified transaction process and high price transparency to synergize with the telemedicine platform and e-prescribing to produce a relatively frictionless consumer experience for consumers.

We have also partnered with leading lifestyle brands WW International, Inc. and Noom, providing members access to WW’s behavioral weight management program and supporting lifestyle content and offering discounts to Noom’s subscription programs. We continuously test and optimize the online member experiences and offerings to improve the overall experience, maximizing member weight journey success and ultimately brand sales.

Rest of World

We are evaluating global strategic partnerships to build our brand globally after full commercial launch in the U.S. market; however, we may also retain the rights.

●	Europe: In June 2019, we received approval to market Plenity in Europe through a Conformité Européenne (CE) mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index (BMI) of 25-40 kg/m2, when used in conjunction with diet and exercise. We are evaluating strategic partnerships in Europe; however, we may also retain the rights.

●	China Medical Systems Holdings Limited: In June 2020, we entered into a strategic partnership with China Medical System Holdings Limited (CMS) (HKG:0867) for the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. We granted CMS an exclusive and royalty-bearing license to commercialize Plenity in the aforementioned territory. Under the terms of the agreement, CMS provided $35.0 million upfront in a combination of licensing fees and equity investment with the potential for an additional $388.0 million in future regulatory and sales milestone payments. CMS is also obligated to pay a royalty of 11% on net product sales in the territory.

Investments in Growth

We expect to make significant investments in selling and marketing to acquire new consumers. Selling and marketing is an important driver of growth, and we intend to continue to make significant investments in consumer acquisition and our selling and commercial infrastructure. As such, we expect our selling and marketing expense to increase in absolute dollars in the short term. However, we expect our selling and marketing expense to decrease as a percentage of revenue over the long term, although our selling and marketing expense may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses. Additionally, we intend to continue to invest significantly in our manufacturing, fulfillment and operating capabilities. In the short term, we expect these investments to increase our operating expenses; however, in the long term we anticipate that these investments will positively impact our results of operations. If we are unable to generate sufficient demand in Plenity, we may not have sufficient funds to investment into these growth activities.

Product Candidate Expansion

In addition to Plenity, we have invested in a pipeline of product candidates for prevalent and important gastrointestinal, or GI, tract-related chronic diseases including, type 2 diabetes, NAFLD/NASH, chronic idiopathic constipation, and inflammatory bowel disease by targeting the natural processes of the GI pathway. We expect to continue investing in our pipeline over time to broaden our commercial opportunity. The continued preclinical and clinical development of the pipeline will require significant financial resources. If we are unable to generate sufficient demand in Plenity or raise additional capital at favorable terms, if at all, we may not have sufficient funds to invest in the research and development of additional product candidates.

See “Business — Our Other Product Candidates” for further information regarding our pipeline and hydrogel technology.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business (in thousands, except members, units sold and average selling price per unit, net, which are expressed in actual figures):

	Year Ended December 31,
In thousands (except where noted)	2021	2020
Members	79,100	18,800
Units Sold	170,969	40,987
Total product revenue, net	$11,185	$2,708
Average selling price per unit, net	$65.42	$66.07
Gross profit	$1,202	$294
Gross margin	10.7%	10.9%

Members

We define members as the number of consumers in the United States who have begun their weight loss journey with Plenity. This is the cumulative historical number of recurring and non-recurring consumers who have begun their weight loss journey as of the respective reporting date. We do not differentiate from recurring and non-recurring consumers as of the date of this amendment to the Form 8-K as (i) we strongly believe every member’s weight-loss journey is chronic and long-term in nature, and (ii) owing to a limited available supply of Plenity to-date, we have not initiated our long-term strategy and mechanisms to retain and/or win-back members. We will continue to evaluate the utility of this business metric in future periods.

Units sold

Units sold is defined as the number of 28-day supply units of Plenity sold to consumers based on prescriptions, through our strategic partnerships with online pharmacies and telehealth providers as well as the units sold to our strategic partners outside the United States.

Product revenue, net

See discussion elsewhere in this discussion and analysis under the heading “Key Components of Results of Operations — Product revenue, net”.

Average selling price per unit, net

Average selling price per unit, net is the gross price per unit sold during the period net of estimates of per unit variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users. See “— Critical Accounting Policies and Significant Judgments and Estimates” and “— Critical Accounting Policies and Significant Judgments and Estimates — Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Gross profit and gross margin

Our gross profit represents product revenue, net, less our total cost of goods sold, and our gross margin is our gross profit expressed as a percentage of our product revenue, net. See discussion elsewhere in this discussion and analysis under the headings “Key Components of Results of Operations — Cost of goods sold”.

Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the prices we charge for our product, the costs we incur from our vendors for certain components of our cost of goods sold, the mix of channel sales in a period, and our ability to sell our inventory. We expect our gross margin to increase over the long term, although gross margins may fluctuate from period to period depending on these and other factors.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operating performance. We use the following non-GAAP financial measure to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define “Adjusted EBITDA” as net (loss) income before depreciation and amortization expenses, provision for (benefit from) income taxes, interest expense, net, stock-based compensation and (gains) and losses related to changes in fair value of our warrant liability, our convertible promissory note liability, our tranche rights liability and the One S.r.l. call option.

The following table reconciles net loss to Adjusted EBITDA for the years ended December 31, 2021 and 2020, respectively (in thousands):

	Year Ended December 31,
In thousands	2021	2020
Adjusted EBITDA
Net loss	$(93,347)	$(25,905)
Provision for (benefit from) income taxes	17	2,039
Amortization and depreciation	3,791	2,779
Stock based compensation expense	5,532	4,808
Change in fair value of warrants	7,646	1,466
Change in fair value of convertible promissory notes	128	—
Change in fair value of tranche rights liability	—	(256)
Change in fair value of One S.r.l. call option	1,024	—
Interest expense, net	1,364	432
Adjusted EBITDA	$(73,845)	$(14,637)

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

Basis of Presentation

Our consolidated financial statements and condensed consolidated financial statements are prepared in accordance with GAAP. Any reference in this discussion and analysis to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment.

The noncontrolling interest attributable to Gelesis S.r.l., our variable interest entity (“VIE”), is presented as a separate component from stockholders’ deficit in our consolidated balance sheets and as a noncontrolling interest in our consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit. All intercompany balances and transactions have been eliminated in consolidation.

Key Components of Results of Operations

Product revenue, net

We recognize product revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our product revenue is derived from product sales of Plenity, net of estimates of variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users.

See “— Critical Accounting Policies and Significant Judgments and Estimates” and “Critical Accounting Policies and Significant Judgments and Estimates — Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Licensing revenue

Licensing revenue is comprised of sub-license income, milestone payments and royalties earned under the license granted to CMS to commercialize Plenity in the CMS territory.

Cost of goods sold

Cost of goods sold includes the cost of manufacturing our proprietary superabsorbent hydrogels for Plenity for which revenue was recognized during the period, as well as the associated costs for encapsulation, packaging, shipment, supply management and quality assurance. Expenses from royalty agreements on net product sales are also recognized as a component of cost of goods sold during the period in which the associated revenues are recognized. A portion of depreciation with respect to property and equipment directly utilized in manufacturing Plenity units is recognized as a component of cost of goods sold over the depreciable life of the asset.

Selling, general and administrative expense

A significant component of our selling, general and administrative expenses is comprised of our selling and marketing expense, which includes our limited contract sales force in the US markets and discretionary consumer acquisition expenses.

Selling, general and administrative costs are expensed as incurred. Selling, general and administrative costs include sales and marketing costs incurred as a result of the commercialization of the Company’s products, payroll and personnel expense, stock-based compensation expense, and costs of programs and infrastructure necessary for the general conduct of the Company’s business.

Research and development expense

Research and development costs are expensed as incurred. Prepaid research and development costs are deferred and amortized over the service period, as the services are provided. Research and development costs include payroll and personnel expense, stock-based compensation expense, consulting costs, external contract research and development expenses, as well as depreciation and utilities. These activities relate primarily to formulation, CMC, preclinical and discovery activities. As such, we do not track these research and development expenses on an indication-by-indication basis as they primarily relate to expenses which are deployed across multiple projects under development or are for future product and pipeline candidates which utilize our platform technology. These costs are included in unallocated research and development expenses in the tables below.

Clinical trial costs are a component of research and development expenses and consist of clinical trial and related clinical manufacturing costs, fees paid to clinical research organizations and investigative sites. We track and maintain these costs on an indication-by-indication basis.

Amortization expense

Amortization expense relates to the intangible asset that resulted from an amendment to our master agreement with the original inventor of our core patents, pursuant to which the percentage of royalties we are required to pay on future net revenues was reduced. The intangible asset is amortized over its useful life, which was determined as of the date of the amendment to be the earliest expiration of patents related to the underlying IP in November 2028.

Other non-operating (expense) income, net

Change in the fair value of convertible promissory notes

In August 2019, we issued convertible notes that were classified as a liability on our consolidated balance sheets and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations. The convertible notes were settled in December 2019 through the issuance of Series 3 Growth Redeemable Convertible Preferred Stock. In December 2021, we issued convertible notes that were classified as a liability on our consolidated balance sheets and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.

Change in the fair value of warrants

We have issued warrants to investors to purchase shares of our redeemable convertible preferred stock. The warrants are liability classified and initially recorded at fair value and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.

Change in the fair value of tranche rights liability

We have issued tranche rights to the investors of the Series 2 redeemable convertible preferred stock and Series 3 redeemable convertible preferred stock, which were recorded as liabilities and initially recorded at fair value, with a corresponding offset recorded as a discount on the redeemable convertible preferred stock. Tranche rights were subsequently remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations. The tranche rights liability was settled in April 2020 through the issuance of Series 3 Growth Redeemable Convertible Preferred Stock.

Interest expense, net

Interest expense, net consists of interest incurred on our various loans and interest income earned on our cash, cash equivalents and marketable securities.

Other income (expense), net

Other income, net primarily consists of income earned on our grants from government agencies in Italy, research and development tax credits earned in Italy for qualifying expenses, and gains and losses on foreign currency transactions.

Provision for (benefit from) income taxes

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are not recorded if we do not assess their realization as probable. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in our financial statements in the period that includes the substantive enactment date.

Results of Operations

Comparison of the Year Ended December 31, 2021 and December 31, 2020:

The following table summarizes our results of operations:

	Year Ended December 31,		Increase
	2021	2020	(Decrease)
Revenue:
Product revenue, net	$11,185	$2,708	$8,477
Licensing revenue	—	18,734	(18,734)
Total revenue, net	11,185	21,442	(10,257)
Operating expenses:
Costs of goods sold	9,983	2,414	7,569
Selling, general and administrative	71,041	28,870	42,171
Research and development	12,867	16,115	(3,248)
Amortization of intangible assets	2,267	2,267	—
Total operating expenses	96,158	49,666	46,492
Loss from operations	(84,973)	(28,224)	(56,749)
Other non-operating (expense) income, net	(8,357)	4,358	(12,715)
Loss before income taxes	(93,330)	(23,866)	(69,464)
Provision for income taxes	17	2,039	(2,022)
Net loss	$(93,347)	$(25,905)	$(67,442)

Product revenue, net

We recognized product revenue, net of $11.2 million for the year ended December 31, 2021, as compared to $2.7 million for the year ended December 31, 2020, an increase of $8.7 million or 313%. We sold 170,969 units at an average selling price per unit, net of $65.42 for the year ended December 31, 2021, as compared to 40,987 units at an average selling price per unit, net of $66.07 for the year ended December 31, 2020.

The increase in units sold was primarily attributable to our planned and executed commercialization strategy for Plenity. We made Plenity available for first commercial sale in May 2020, however only to a very limited number of members. In October 2020, we increased availability via our official beta launch to further test commercial interest and consumer experience. The official beta launch continued throughout 2021 until activities associated with a full commercial launch in the United Stated began in late 2021. In January 2021, we amended and restated our agreement with Ro and connection therewith, we received $10.0 million in cash as a pre-buy commitment for Plenity. Pursuant to the terms of the agreement, we offered Ro a fixed discounted price for the units covered by their upfront commitment, which contributed primarily to a lower average selling price per unit, net for the year ended December 31, 2021.

Licensing revenue

In June 2020, we recognized licensing revenue of $18.7 million as we granted CMS licensing rights to commercialize Plenity in the CMS territory. The transaction price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million related to the one-time, non-refundable, and non-creditable milestone payment of $5.0 million that is payable and due within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date.

We recognized no licensing revenue for the year ended December 31, 2021, as CMS did not achieve any commercial milestones, as outlined by the agreement, during the period.

Cost of goods sold

We recognized cost of goods sold of $10.0 million for the year ended December 31, 2021, as compared to $2.4 million for the year ended December 31, 2020, an increase of $7.7 million. Depreciation as a component of cost of goods sold was $1.0 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively. The increases were primarily attributable to the revenue recognized for the year ended December 31, 2021, as compared to the year ended December 31, 2020.

Selling, general and administrative expense

The following table summarizes our selling, general and administrative expenses for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Increase
In thousands	2021	2020	(Decrease)
Selling and marketing expense	$52,781	$16,108	$36,673
General and administrative expense	14,293	9,914	4,379
Non-cash stock-based compensation expense	3,967	2,848	1,119
Total selling, general and administrative expenses	$71,041	$28,870	$42,171

Our selling, general and administrative expenses were $71.0 million for the year ended December 31, 2021, as compared to $28.9 million for the year ended December 31, 2020, an increase of $42.2 million, or 146%.

Selling and marketing expense increased $36.7 million for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase in selling and marketing expense was primarily attributable to increased marketing spend to support the commercial sale of Plenity, which first initiated in May 2020 to a very limited number of members and expanded in October 2020 via our official beta launch. The official beta launch continued throughout 2021 until activities associated with a full commercial launch in the United Stated began in late 2021, particularly the establishment of a broad search and social presence, the engagement of a limited contract sales force to promote Plenity to target physicians and the creation of digital and media assets in advance of full commercial launch.

General and administrative expense and non-cash stock-based compensation expense increased $4.4 million and $1.1 million, respectively, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increases were primarily attributable to headcount growth to support the commercialization of Plenity as well as additional professional and legal expenses incurred with respect to strategic transactions.

Research and Development expense

The following table summarizes our research and development expenses for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Increase
In thousands	2021	2020	(Decrease)
GS200	$(279)	$6,652	(6,931)
GS300	1,467	—	1,467
GS500	1,636	—	1,636
Unallocated expenses
Other research and development expenses	8,478	7,503	975
Non-cash stock-based compensation expense	1,565	1,960	(395)
Total Research and development expenses	$12,867	$16,115	$(3,248)

Our research and development expenses were $12.9 million for the year ended December 31, 2021, as compared to $16.1 million for the year ended December 31, 2020, a decline of $3.2 million, or 20%.

The decline in research and development expenses was primarily attributable to the conclusion of the LIGHT-UP study with respect to GS200 during the year ended December 31, 2021, which declined $6.9 million for the year ended December 31, 2021, as compared to the year ended December 31, 2020. In conjunction with the conclusion of the LIGHT-UP study in the fourth quarter of 2021 and the closeout of the study’s budget by our CRO, we reversed certain previously accrued professional service fees that were not due and payable as a result of the closeout.

The decrease was partially offset by expenses incurred in the initiation of clinical activities investigating GS300 for NAFLD and NASH and GS500 for FC during the year ended December 31, 2021, which totaled $1.5 million and $1.6 million, respectively.

Other research and development expenses increased $1.0 million for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase in other research and development expenses was primarily attributable to an increase in headcount and external resources to support the initiation of GS300 and GS500 trials, as well as on-going formulation, CMC, preclinical and discovery activities.

Other non-operating (expense) income, net

We recognized a net expense of $8.4 million for the year ended December 31, 2021, as compared to income, net of $4.4 million for year ended December 31, 2020, an increase in expense of $12.7 million. The expense for the year ended December 31, 2021 was primarily attributable to a loss of $7.6 million recognized for the increase in fair value of our preferred stock warrants and a loss of $1.0 million recognized for the increase in fair value or our One S.r.l. call options liability as well as interest expense of $1.4 million with respect to our debt obligations in Italy. The expenses for the year ended December 31, 2021 were partially offset by $1.6 million in grant income recognized for grants awarded by the Puglia region of Italy. The income for the year ended December 31, 2020 was primarily attributable to $4.3 million in grant income recognized for grants awarded by the Puglia region of Italy and $0.7 million in research and development tax credit income earned in Italy as well as a gain of $0.5 million with respect to foreign currency differences. Income for the year ended December 31, 2020 was further attributable to $0.3 million in income with respect to the change in fair value of our tranche rights liability and $0.3 million in income with respect to forgiveness of our PPP loan. Income for the year ended December 31, 2020 was partially offset by a loss of $1.5 million recognized for the increase in fair value of our preferred stock warrants and interest expense of $0.4 million with respect to our debt obligations in Italy.

Provision for income taxes

We had a provision for income taxes of $2.0 million for the year ended December 31, 2020. The expense was primarily attributable to the transfer of ownership of our equity-method investment in One S.r.l. from our Italian subsidiary, Gelesis S.r.l., to the parent company for the year ended December 31, 2020. In conjunction with acquiring the investment in One S.r.l. during the year ended December 31, 2019, we recognized a deferred tax asset of approximately $3.1 million which represented the excess tax basis over carrying value. In connection with the transfer of the equity-method investment during year ended December 31, 2020, we derecognized the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes. Additionally, as a result of the local tax impact from the legal entity restructuring of our Italian subsidiary, Gelesis S.r.l., which occurred in connection with the RIF financing in July 2020, we established a full valuation balance against the balance of net deferred tax assets previously recorded with respect to our Italian subsidiary, resulting in a net expense of $0.2 million within the provision for income taxes for the year ended December 31, 2020.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sale of redeemable convertible preferred and common stock, license and collaboration agreements, long-term loans, and government grants. As of December 31, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $28.4 million. As noted under “— Recent Developments”, we closed a business combination with CPSR. Upon completing the transaction on January 13, 2022, we received an additional $105 million in gross proceeds, prior to the payment of transactions fees due and payable. As of the date of this amendment to the Form 8-K, we expect that our existing cash and cash equivalents will only be sufficient to fund our operating expenses and capital expenditure requirements into the first quarter of 2023.

Due to our history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, we concluded that there was substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has included an emphasis of matter paragraph in their opinion for the years ended December 31, 2021 and 2020, respectively, as to the substantial doubt about our ability to continue as a going concern. Our financial statements, which have been prepared in accordance with GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

We have incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses for at least the next twelve months due to the investments that we intend to make in our business to support the commercialization of Plenity and, as a result, we will require additional capital resources to grow our business.

Our future capital requirements will depend on many factors, including increase in sales of Plenity, increase in our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. We may in the future also enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

We have based our estimate of liquidity on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our cash flows may fluctuate and are difficult to forecast and will depend on many factors mentioned elsewhere in this discussion and analysis. If we require additional equity or debt financing from outside sources, we may not be able to raise it on terms acceptable to us, or at all, and the Company may pursue financing transactions that are not completed. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed.

Liquidity Requirements

Prior to the Closing of the Business Combination, holders of 26,844,777 shares of CPSR Class A Common Stock exercised their right to redeem such shares for cash at a price of approximately 10.00 per share for aggregate payments of $268,646,943.23. Upon close of the Business Combination, we received approximately $105.0 million of gross proceeds to fund our future capital and liquidity needs. Due to the significant number of redemptions, we expect to implement an alternative business plan, prioritizing short-term working capital needs such as investments in raw materials and finished goods as well as investments in sales and marketing, and delaying certain long-term capital expenditures in commercial infrastructure and certain research and development expenses. We expect to reduce and optimize investments in sales and marketing, prioritizing investments in high return and high exposure mediums. We may seek out alternative commercial arrangements or geographic distribution partnerships to finance certain investments in sales and marketing associated with the full commercial launch of Plenity. We expect these actions will enable appropriate liquidity to manage risk and uncertainty over the next year and beyond and enable us to execute our business plan based on the level of our financial resources at Closing and available financing alternatives and further enable us to direct funding to the full commercial launch of Plenity.

Changes to the execution of our business plan may impact the growth of Plenity sales and the pace of acquisition and retention of consumers. We may need to raise additional capital to fund our operations and our business plan. There can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure. See “Risk Factors — There were a significant number of redemptions in connection with the Business Combination and if we are not successful in implementing an alternative business plan and/or raising additional capital in a timely manner, we may have insufficient cash and liquidity to pay operating expenses and other obligations. Any such event would have a material adverse effect on our business and financial condition,” and “Business — Our Business Plan” for further information.

Although, we have estimated our liquidity requirements based on assumptions we consider to be reasonable, we may need additional cash resources due to changed business conditions or other developments, including supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. Our budget projections may be subject to cost overruns for reasons outside of our control and Plenity may experience slower sales growth than anticipated, which would pose a risk to achieve positive cash flow.

Cash flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Year Ended December 31,
In thousands	2021	2020
Cash (used in) provided by:
Operating activities	$(55,291)	$(21,991)
Investing activities	4,083	(56,205)
Financing activities	32,533	88,923
Effect of exchange rates on cash	(1,072)	1,643
(Decrease) increase in cash and cash equivalents	$(19,747)	$12,370

Cash used in operating activities

Net cash used in operating activities was $55.3 million for the year ended December 31, 2021, as compared to $22.0 million for the year ended December 31, 2020. Our operating expenses increased $46.6 million to $96.3 million for the year ended December 31, 2021, as compared to $49.7 million for the year ended December 31, 2020. The increase in operating expenses was partially offset by an increase in payments received with respect to strategic revenue agreements for the year ended December 31, 2021, as compared to the year ended December 31, 2020. In January 2021 and July 2021, we received upfront payments of $10.0 million and $30.0 million, respectively, as part of pre-buy commitments from Ro, as compared to a payment of $15.0 million we received pursuant to our agreement with CMS in June 2020. The increase in outflows was also attributable to an $8.5 million increase in inventory expenditures as well as an $8.0 million increase in prepaid expenses for the year ended December 31, 2021. The increase in operating activity outflows was further influenced by the timing of receivables from our government grants as well as customers and timing of payments to our vendors for the year ended December 31, 2021, as compared to the year ended December 31, 2021.

Cash provided by (used in) investing activities

Net cash provided by investing activities was $4.1 million for the year ended December 31, 2021, as compared to $56.2 million used in investing activities for the year ended December 31, 2020. The inflows were primarily attributable to $24.0 million in maturities of marketable securities for the year ended December 31, 2021. The inflows were partially offset by a $12.3 million decline in the purchase of property and equipment from $32.2 million for the year ended December 31, 2020 to $19.9 million for the year ended December 31, 2021.

Cash provided by financing activities

Net cash provided by financing activities was $32.5 million for the year ended December 31, 2021, as compared to $88.9 million for the year ended December 31, 2020. The decrease in inflows was primarily attributable to net proceeds of $32.7 million received from the issuance of promissory notes for the year ended December 31, 2021, which was partially offset by our repayment of long-term debt, totaling $0.3 million, as compared to net proceeds of $48.8 million and $28.9 million received from the issuance of Series 3 Growth preferred stock and promissory notes, respectively, as well as net proceeds of $11.3 million from the issuance of equity in Gelesis S.r.l. to RIF for the year ended December 31, 2020.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2021:

	Payments Due by Period
In thousands	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
Long-term debt obligations(1)(2)	$64,964	$29,311	$14,356	$8,420	$12,877
Operating lease commitments(3)	2,262	634	1,194	418	16
Unpaid portion of acquisition of intangible asset(4)	5,604	5,604	—	—	—
Total	$72,830	$35,549	$15,550	$8,838	$12,893

(1)	Reflects long-term debt obligations, including interest, for our loans and promissory notes.

(2)	Certain of our long-term debt obligation are subject to floating interest rate features and are denominated in foreign currencies. Balances are estimated utilizing the prevailing interest rates and exchanges rates as of December 31, 2021.

(3)	Operating lease obligations relate to our office and production space.

(4)	Unpaid cash consideration owed to One S.r.l.

We enter into agreements in the normal course of business with CROs and CMOs for clinical trials and clinical supply manufacturing and with vendors for clinical research studies and other services and products for operating purposes. However, we do not classify these as contractual obligations where the contracts are cancelable at any time by us, generally upon 30 days’ prior written notice to the vendor. As such, no such balances are included under contractual obligations and commitments above.

Under the terms of the PureTech Health agreement we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the licensed intellectual property.

Under the amended and restated master agreement with One S.r.l. we are required to pay a 2.0% royalty on net product sales and €17.5 million (approximately $19.9 million at December 31, 2021) upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income. The unpaid cash consideration owed to One S.r.l. as a result of the most recent amendment executed in October 2020, after adjusting for a foreign currency translation gain and interest expense, was $5.6 million as of December 31, 2021.

Milestone and royalty payments associated with our license agreements with PureTech Health and One S.r.l., have not been included as contractual obligations as we cannot reasonably estimate if or when they will occur, except with respect to the $5.6 million owed to One S.r.l. as part of our intangible asset acquisition.

Off-Balance Sheet Arrangements

We currently do not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements and unaudited condensed consolidated financial statements and notes, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on historical experience and on various market-specific and other relevant assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Estimates are assessed each period and updated to reflect current information. A summary of our critical accounting policies, significant judgments and estimates is presented in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We recognize revenue from product sales and collaboration arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, we consider factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available, and whether the goods or services are integral or dependent to other goods or services in the contract. For performance obligations which consist of our materials, shipping and distribution activities occur prior to the transfer of control of our materials and are considered activities to fulfill our promise to deliver goods to the customers.

We estimate the transaction price based on the amount expected to be entitled to for transferring the promised goods or services in the contract. The consideration may include fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, we evaluate the amount of potential payment and the likelihood that the underlying constraint will be released. We utilize either the most likely amount method or expected value method to estimate the amount expected to be received based on which method best predicts the amount expected to be received.

Variable consideration may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period.

We have contracts that include sales and commercial milestone payments that are assessed under the most likely amount method and are included in the transaction price only to the extent it is probable that a significant revenue reversal would not occur. Commercial milestone payments that are not within our control or the licensee’s control are not considered probable of being achieved until those milestones are achieved.

For contracts which have more than one performance obligation, the total contract consideration is allocated based on observable standalone selling prices or, if standalone selling prices are not readily observable, based on management’s estimate of each performance obligation’s standalone selling price. We must develop assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract. We utilize key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. Variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts we would expect to be entitled to for the satisfaction of each performance obligation.

The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations which consist of licenses and other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. We evaluate the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. For performance obligations which consist of the transfer of our materials, revenue is recognized when control of the product is transferred to the customer and the related performance obligation is satisfied, which typically occurs upon delivery of the product to the customer, for an amount that reflects the consideration we expect to be entitled to receive in exchange for delivering the product.

Determination of the Fair Value of Common Stock

As there has been no public market for our Common Stock to date, the estimated fair value of our Common Stock has been determined by our Board as of the date of each option grant with input from management, considering a number of factors. These factors include, but are not limited to, (i) contemporaneous valuations of Common Stock performance by an independent valuations specialist; (ii) developments in the business and stages of commercialization and development; (iii) operational and financial performance and condition; (iv) issuances of Preferred Stock and the rights and preferences of Preferred Stock relative to Common Stock; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of Gelesis; and (vi) the lack of marketability of the Common Stock.

Third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and require the application of management’s judgment, such as, (i) determining the appropriate valuation methodology; (ii) making certain estimates around future liquidity events; and (iii) selecting appropriate discount rate(s), marketability factors and other industry and company specific risk factors. As a result, if we had used significantly different assumptions or estimates, the fair value of our Common Stock and our stock-based compensation expense could be materially different.

Once a public trading market for our Common Stock has been established in connection with the completion of this registration, it will no longer be necessary for our Board to estimate the fair value of our Common Stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our Common Stock will be determined based on the quoted market price of our Common Stock.

Stock-Based Compensation

We account for all stock-based compensation awards granted to employees and non-employees as stock-based compensation expense at fair value. Our stock-based compensation consists primarily of stock options. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. Prior to the adoption of Accounting Standards ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU No. 2018-07”), the measurement date for non-employee awards was generally the date the services were completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. Since the adoption of ASU 2018-07 on January 1, 2020, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Stock-based compensation expense is classified in the accompanying consolidated statement of operations based on the function to which the related services are provided. We recognize stock-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur.

Inputs to the Black-Scholes option-pricing model include:

Exercise Price: In determining the exercise prices for options granted, our Board has considered the fair value of the Common Stock as of each grant date. The fair value of the Common Stock underlying the stock options has been determined by our Board at each award grant date based upon a variety of factors, including the results determined with the assistance of a third-party valuation specialist, our financial position and historical financial performance, the status of technological developments within our products, the composition and ability of our current clinical and management team, an evaluation or benchmark of our competition, the current business climate in the marketplace, the illiquid nature of the Common Stock, arm’s length sales of our capital stock, the effect of the rights and preferences of our preferred stockholders, and the prospects of a liquidity event, among others.

Expected volatility: As we are a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, we used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies which were selected based upon industry similarities.

Expected term (in years): Expected term represents the period that our share option grants are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the options. Therefore, the Company elected to utilize the “simplified” method for all options granted. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option to employees.

Prior to the adoption of ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, the expected term of share options granted to non-employees was the contractual term. After adoption of ASU 2018-07, the expected term of share options granted to non-employees is determined in the same manner as share options granted to employees.

Risk-free interest rate: We determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

Expected dividend yield: We does not anticipate paying any dividends in the foreseeable future.

Preferred Stock Warrant Liability

Preferred stock warrants are recorded at estimated fair value at the date of issuance and are remeasured at each subsequent reporting date. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of warrants include the estimated fair value of the underlying stock, expected term, risk free interest rate, and expected volatility. We estimate the fair value of the underlying stock by estimating the business enterprise value and allocatable equity of Gelesis and utilizing an appropriate equity allocation framework to determine to fair value of the instrument as of the reporting date. See Note 3 — Fair Value Measurements for summary of the changes to our warrant liability for the periods presented and the assumptions used to determine the fair value of the warrant liability at each reporting date.

Call option liability

In October 2020, we granted One S.r.l., a contingent call option to buy back the 10% ownership that we acquired in the 2019 at an exercise price of €6.0 million (approximately $6.8 million at December 31, 2021). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by us, as defined, in our Restated Certification of Incorporation (2) the date in which our current Chief Executive Officer is no longer affiliated with the company in his capacity as either an executive officer or a member of our Board. The call option liability was recorded at estimated fair value at the date of issuance and is remeasured at each subsequent reporting date. The fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.

Research and Development Contract Costs and Accruals

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a predetermined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of these estimates with the service providers and make adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:

●	vendors, including research laboratories, in connection with preclinical development activities;

●	CROs and investigative sites in connection with clinical and preclinical studies; and

We base the expense recorded related to external research and development on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CMOs and CROs that supply, conduct and manage nonclinical studies on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 2 — Significant Accounting Policies in the accompanying Notes to Consolidated Financial Statements contained in Exhibit 99.1 to this amendment to the Form 8-K.

JOBS Act Accounting Election

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have elected to avail ourselves of this exemption to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, where allowable we have early adopted certain standards as described in Note 2 of our consolidated financial statements. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an “emerging growth company,” we are exempt from Sections 14A(a) and (b) of the Exchange Act which would otherwise require us to (1) submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “golden parachutes;” and (2) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our chief executive officer’s compensation to our median employee compensation. We also intend to rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We will continue to remain an “emerging growth company” until the earliest of the following: (1) the last day of the fiscal year following the fifth anniversary of the date of the completion of this registration; (2) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (3) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Internal Control Over Financial Reporting

Our financial statements do not include a report of management’s assessment regarding internal control over financial reporting due to a transition period established by rules of the SEC for newly public companies.

Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the requirement that our independent registered public accounting firm provide an attestation on the effectiveness of our internal control over financial reporting.

Material Transactions and Transactions with Related Parties

We opportunistically enter into commercial supply and distribution, licensing, long-term debt and government grant arrangements during the ordinary course of business. We strategically evaluate the financial cost or financial benefit of each arrangement, in conjunction with the profile of the counterparty, as well as our market opportunity. We believe these arrangements enable the capital-efficient commercialization of Plenity, expansion of our production facilities, growth of our operational teams, as well as the continued research and development of our other pipeline candidates and hydrogel technology.

Commercial Agreement

Roman Health Pharmacy LLC: In August 2019, we entered into a two-year exclusive agreement with Ro, giving Ro exclusive telehealth distributor rights to sell Plenity via telehealth in the United States. In January 2021, the agreement with Ro was amended and restated and, in connection therewith, we received $10.0 million in cash as a pre-buy commitment for Plenity. In July 2021, the agreement with Ro was further amended and restated and we received $30.0 million in cash towards Ro’s future purchase of Plenity and also extended Ro’s exclusive telehealth rights through June 2023. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligations or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.

GoGoMeds: In February 2020, we entered into a two-year exclusive distribution agreement with GoGoMeds, giving GGM exclusive distributor rights to all online and mail orders generated in the United States by health care providers, except those via telehealth.

Licensing

One S.r.l.: In October 2008, we entered into a patent license and assignment agreement and master agreement with One S.r.l., to license and subsequently purchase certain intellectual property. In October 2020, we last amended and restated the agreement with One S.r.l., pursuant to which we are required to pay a 2.0% royalty on net product sales as well as certain milestone payments and royalties.

China Medical System Holdings Limited: In June 2020, we entered into a strategic partnership with China Medical System Holdings Limited (CMS) or the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. We granted CMS an exclusive and royalty-bearing license to commercialize Plenity in the aforementioned territories Under the terms of the agreement, CMS provided $35.0 million upfront in a combination of licensing fees and equity investment with the potential for an additional $388.0 million in future regulatory and sales milestone payments. CMS is also obligated to pay a royalty of 11% on net product sales in the territories.

PureTech Health: In December 2009, we entered into a royalty and sublicense income agreement with PureTech, whereby we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the licensed intellectual property.

Government Grants

Puglia Region Grants: In May 2020 and November 2020, in separate grants, we were awarded up to €9.2 million (approximately $10.4 million at December 31, 2021) and up to €11.6 million (approximately $13.1 million at December 31, 2021), respectively. The grants were award by the Puglia region of Italian as reimbursement for certain facility and equipment investments made in our manufacturing facility in Calimera, Italy as well as reimbursement for certain research and development expenditures over a three-year period.

Indebtedness

Research Innovation Fund (“RIF”): In August 2020, we entered into a loan and equity agreement with RIF, an investment fund in the EU, whereby we received €10.0 million (approximately $11.3 million at December 31, 2021) from RIF as an equity investment in our subsidiary Gelesis S.r.l. and €15.0 million (approximately $17.0 million at December 31, 2021) as a loan. We intend to utilize the proceeds for the expansion of our research and development programs, including studies with respect to our product candidates Gelesis300 and Gelesis500, as well as capital expenditures related to commercial manufacturing.

Bridge Financing: On December 13, 2021, we issued convertible promissory notes to PureTech Health LLC and SSD2, LLC in the principal amount of $15.0 million and $12.0 million, respectively. On January 19, 2022, pursuant to the terms of the bridge financing arrangement we settled the convertible promissory notes in cash for principal plus accrued interest to PureTech Health LLC and SSD2, LLC in the aggregate amount of $15.2 million and $12.1 million, respectively.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the United States and Italy. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. We do not believe a 10% increase or decrease in the relative value of the United States dollar or Euro would have a material impact on our operating results.

Interest Rate Risk

We believe that we are not exposed to significant interest rate risk through market value fluctuations of balance sheet items (i.e., price risk) or through changes in interest income or expenses (i.e., re-financing or reinvestment risk). Interest rate risk mainly arises through interest bearing liabilities and assets. Our portfolio of available for sale investments as of December 31, 2020 was comprised of U.S. Treasury securities and commercial paper totaling $24.0 million. We did not have any held-to-maturity investments in 2019 or as of December 31, 2021 as all our marketable securities matured during the first quarter of 2021. We invest funds to have a continuous inflow of cash from diversified short-term and long-term investments, consisting primarily of investment grade securities. A hypothetical 10% change in interest rates would not result in a material decrease or increase in the fair value of our securities due to the balance and diversified investment portfolio.

Credit Risk

We monitor our investments with our investment managers with the objective of minimizing concentrations of credit risks. Our short-term investments consist of held-to-maturity securities that will be due in one year or less. Our long-term investments consist of held-to-maturity securities that will be due in more than one year. Our investment policy is to invest only in institutions that meet high credit quality and diversification standards and established limits on the amount and time to maturity of investments.

Credit risk is also the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. We assess the credit quality of customers on an ongoing basis, taking into account its financial position, past experience and other factors. The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to credit ratings (if available) or to historical information about counterparty default rates. We are also potentially subject to concentrations of credit risk in accounts receivable. Concentrations of credit risk with respect to receivables is owed to the limited number of companies comprising our customer base. Our exposure to credit losses is low, however, due to the credit quality of our larger collaborative partners such as Ro, GoGoMeds and CMS.

Inflation Risk

We believe the impact of inflation on our operations has been minimal during the periods presented. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.